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Exhibit 21.1

SUBSIDIARIES OF SELECT INCOME REIT

Name	State of Formation, Organization or Incorporation
Alpha BT LLC	Maryland
Hawaii Metamorphosis LLC	Maryland
Hawaii MMGD LLC	Maryland
Hawaii Phoenix Properties LLC	Maryland
Higgins Properties LLC	Maryland
LTMAC Properties LLC	Maryland
Masters Properties LLC	Maryland
Orville Properties LLC	Maryland
RFRI Properties LLC	Maryland
Robin 1 Properties LLC	Maryland
SC Merger Sub LLC	Maryland
SIR 300 Billerica Inc.	Maryland
SIR Campbell Place Inc.	Maryland
SIR MA Realty Trust (Nominee Trust)	Massachusetts
SIR Properties REIT LLC	Maryland
SIR Properties Trust	Maryland
SIR REIT	Maryland
SIR TRS, Inc.	Maryland
Tanaka Properties LLC	Maryland
TedCal Properties LLC	Maryland
TSM Properties LLC	Maryland
Z&A Properties LLC	Maryland

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  Exhibit 21.1
SUBSIDIARIES OF SELECT INCOME REIT